Exhibit 10.1

FOR SETTLEMENT PURPOSES ONLY

FED. R. EVID. 408 AND SIMILAR STATE LAW RULES

MEMORANDUM OF UNDERSTANDING (“MOU”)

In re Semtech Corporation Derivative Litigation,

Master File No. CV-06-03510-CAS(FMOx) (C.D. Cal.)

INITIATION OF THE CONSOLIDATED FEDERAL ACTIONS

WHEREAS, on June 7, 2006, plaintiff Employer-Teamsters Local Nos. 175 & 505 Pension Trust Fund (“Lead Federal Plaintiff”) filed this shareholder derivative action on behalf of nominal defendant Semtech Corporation (“Semtech” or the “Company”) against certain of the Company’s current and former directors and officers for alleged breaches of fiduciary duties in connection with the Company’s stock option granting practices and associated accounting (the “Master Action”);

WHEREAS, following the parties’ stipulation, on July 27, 2006, the Court entered Pretrial Order No. 1 Consolidating Cases for All Purposes, Appointing Lead Plaintiff and Lead Counsel, and Setting Schedule;

WHEREAS, on October 16, 2006, plaintiffs Manmohan S. Lamba and James Jobe filed shareholder derivative actions (CV06-990-CAS(FMOx) and CV06-991-CAS(FMOx), respectively) (together with the Master Action, the “Consolidated Federal Actions”) arising out of substantially the same facts as alleged by Lead Federal Plaintiff. By stipulation and order filed by the Court on March 16, 2007, the Lamba and Jobe actions were consolidated into the Master Action subject to the Court’s July 27, 2006 Order, and defendants were not required to respond to any allegations other than those made by Lead Federal Plaintiff;

WHEREAS, on December 1, 2006, Lead Federal Plaintiff filed and served a Consolidated Amended Verified Shareholder Derivative Complaint (“Amended Complaint”), which named additional defendants;

INITIATION OF THE CONSOLIDATED STATE ACTIONS

The State Actions

WHEREAS on May 26, 2006, Plaintiff Sydelle Guardino filed a Shareholder Derivative Complaint (Case No. Civ 241299) in the Superior Court of the State of California, County of Ventura (the “Superior Court”) purporting to allege claims for breaches of fiduciary duty and unjust enrichment against certain current and former directors and officers of Semtech (the “Guardino Action”);

WHEREAS on June 5, 2006, Plaintiff Kenneth Graham filed a Shareholder Derivative Complaint (Case No. Civ. 241426) in the Superior Court purporting to allege claims for breach of fiduciary duty and unjust enrichment against certain current and former directors and officers of Semtech (the “Graham Action”, collectively with the Guardino Action, the “Consolidated State Actions” and collectively with the Consolidated Federal Actions, the “Derivative Actions”);

WHEREAS on July 28, 2006, the Superior Court adopted the Stipulation and Order Consolidating Actions and Appointing Lead and Liaison Counsel for Plaintiff and thereby consolidated the Guardino Action and the Graham Action and any other shareholder derivative action on behalf of Semtech filed in or transferred to the Superior Court that involves questions of law or fact similar to those contained in the Guardino and Graham Actions and appointed Plaintiff Sydelle Guardino lead plaintiff (“Lead State Plaintiff”, collectively with all other plaintiffs in the Derivative Actions, “Plaintiffs” and collectively with all parties to the Derivative Actions, the “parties”);

WHEREAS on October 25, 2006, Lead State Plaintiff filed a Consolidated Shareholder Derivative Complaint (Case No. CIV 241299) purporting to allege claims for accounting, breach of

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fiduciary duties and/or aiding and abetting, unjust enrichment, rescission, and violation of the California Corporations Code against certain current and former directors and officers of Semtech;

WHEREAS, on November 14, 2006, Semtech and the individual defendants in the Consolidated State Actions filed a Motion to Stay;

WHEREAS on December 8, 2006, the Superior Court granted the Motion to Stay filed by Semtech and the individual defendants in the Consolidated State Actions in favor of the pending Consolidated Federal Actions;

WHEREAS, on September 6, 2007, the State Court reaffirmed the stay of the Consolidated State Actions and set a case management conference for April 7, 2008 to review the status of the case;

WHEREAS, the Court reaffirmed the stay at the April 7, 2008 case management conference and set a status hearing for November 10, 2008;

SEMTECH INVESTIGATION, SUBSEQUENT PROCEDURAL HISTORY IN THE

MASTER ACTION AND MEDIATION

WHEREAS, on July 12, 2006, the Semtech Board of Directors formed a Special Committee to investigate the Company’s stock option practices and associated accounting;

WHEREAS, in October 2006, Semtech’s Board of Directors established a Special Litigation Committee (“SLC”) and chose two then recently-appointed members to serve on it, and the SLC met numerous times from November 2006 through March 2007, in connection with, inter alia, its charge to assess the Company’s rights and remedies against certain individuals and evaluate whether prosecution of the Derivative Actions was in the Company’s best interests;

WHEREAS, on March 23, 2007, the SLC completed its investigation and approved its final report;

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WHEREAS, on or about April 2, 2007, defendants filed responses to the Amended Complaint as follows: (i) Motion in Support of Individual Defendants’ Motion to Dismiss Plaintiff’s Amended Verified Shareholder Derivative Complaint (and Joinder of Defendant John D. Poe); (ii) Motion of Jack O. Vance to Dismiss Plaintiffs’ Amended Verified Shareholder Derivative Complaint; (iii) Nominal Defendant Semtech Corporation’s Motion to Dismiss Plaintiff’s Amended Verified Shareholder Derivative Complaint; and (iv) Nominal Defendant Semtech Corporation’s Motion to Stay Pending Completion of the Special Litigation Process and Related Board Action (collectively, defendants’ “Motions”);

WHEREAS, on May 17, 2007, Lead Federal Plaintiff filed a consolidated opposition to defendants’ Motions;

WHEREAS, on June 7, 2007, the Court determined that the SLC’s anticipated motion to terminate should be heard prior to the pending motions to dismiss and on that basis denied Semtech’s and the Individual Defendants Motions to Dismiss, without prejudice to their being renewed after the Court rules on the SLC’s motion to terminate;

WHEREAS, on or about July 17, 2007, Semtech filed and served by mail its Motion to Dismiss the Derivative Complaints Pursuant to Rule 23.1 or in the Alternative Motion for Summary Judgment (“Motion to Terminate”);

WHEREAS, on August 30, 2007, the parties attended a full-day mediation with retired Judge Daniel Weinstein in San Francisco;

WHEREAS, prior to the filing deadline for Lead Plaintiff’s opposition to the Motion to Terminate, the parties agreed to table discovery and the remainder of the Motion to Terminate briefing schedule in the interest of judicial and litigant economy and the parties participated in a second mediation session with Judge Weinstein in New York on December 19, 2007;

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WHEREAS, the parties continued to mediate following the second mediation session in New York, and discussions progressed such that as of February 4, 2008, the parties believed it was probable they would reach a settlement resolving the action in its entirety within 45 days; and

WHEREAS, pursuant to the parties’ agreement and by order of the Court, the Motion to Terminate was taken off calendar and the parties have been required to submit a joint status reports concerning the progress of their efforts to resolve this action to the Court on a periodic basis;

WHEREAS, Semtech and Individual Defendants John D. Poe (“Poe”) and David G. Franz, Jr. (“Franz”) have entered into a separate release agreement (“Separate Poe and Franz Release Agreement”) which is attached hereto as Exhibit A.

NOW, THEREFORE, as a result of the foregoing and the negotiations among counsel for the parties, Plaintiffs and Semtech have agreed to settle the Derivative Actions on the terms and conditions set forth below:

1. During the pendency of and in connection with the Derivative Actions, Semtech implemented certain corporate governance reforms, internal control measures, and equity award procedures and practices, as detailed in the attached Exhibit B (the “Corporate Governance Reforms”). Semtech acknowledges and agrees that the Derivative Actions were a significant contributing factor in the implementation of the Corporate Governance Reforms.

2. After discussing various remedial measures and agreeing on the adequacy of the Corporate Governance Reforms, as part of the settlement the parties agreed upon the attorneys’ fees that Semtech will pay to Lead Counsel for Lead Plaintiff. Semtech has agreed to pay the sum of $3.25 million to Lead Counsel for Lead Plaintiff for their fees and reimbursement of expenses and costs (the “Fee and Expense Award”), subject to approval of the Court. The Fee and Expense Award shall be paid by Semtech to Coughlin Stoia Geller Rudman & Robbins LLP, who shall be

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responsible for the allocation of such fees and expenses to plaintiffs’ counsel in Derivative Actions based upon each such counsel’s contribution to the initiation, prosecution and/or resolution of the Derivative Actions. The Fee and Expense Award shall be paid by Semtech within five (5) business days of the Court’s Order granting final approval of the settlement and the Fee and Expense Award and shall be held as custodia legis subject to further Order of the Court, and subject to plaintiffs’ counsel’s joint and several obligation to make appropriate refunds or repayments of the principal amount and any accrued interest to the party or parties who made the payment if and when as a result of any further Order of the Court, appeal, further proceedings on remand, or successful collateral attack, the settlement is not approved. The Fee and Expense Award shall constitute final and complete payment for Plaintiffs’ attorneys’ fees and expenses that have been incurred or will be incurred in connection with the litigation and resolution of the Derivative Actions. Semtech and the Individual Defendants shall have no responsibility for the allocation of the Fee and Expense Award among Plaintiffs’ counsel in the Derivative Actions. The parties agree that the actual Fee and Expense Award to be determined by the Court shall not affect and will not be grounds for terminating the proposed settlement.

3. The parties acknowledge that this MOU may not set forth all of the substantive terms necessary and appropriate for a complete and final settlement. The parties to this MOU shall cooperate expeditiously and in good faith to, prepare and execute within forty-five (45) days, an appropriate Stipulation of Settlement (“Stipulation”) and such other documents as may be required in order to obtain Court approval of the settlement of the Derivative Actions, and shall apply to the Court for preliminary approval of the settlement and for the scheduling of a hearing for consideration of final approval of the settlement.

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4. Releases:

(a) The Stipulation will provide for entry of a Judgment of Dismissal with Prejudice and for the following releases in the following form:

(i) The term “Released Claims” shall mean and include any and all claims for relief, demands, obligations, suits, actions, rights, causes of action, or liabilities whatsoever, whether known claims, or Unknown Claims, or claims suspected to exist, whether based on federal, state or local statutory or common law or any other law, rule or regulation, that have been, could have been or could be asserted in the Derivative Actions by Plaintiffs or any Semtech stockholders derivatively on behalf of Semtech, or by Semtech directly, against the Individual Defendants or the Released Persons arising out of or relating to the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were, could have been or could be alleged, described, set forth, or referred to in the Derivative Actions through the date of the settlement, including but not limited to: claims for repayment of defense costs (including, but not limited to, attorneys’ fees) already advanced on behalf of Semtech to the Individual Defendants for the defense of the Derivative Actions; claims related to stock option grants or exercises of stock option grants; Semtech’s historic policies, practices and procedures related to the granting or exercise of stock options, Semtech’s accounting for stock option grants or exercises, the dating of Semtech’s stock option grants (including but not limited to allegations of so-called back-dating, forward-dating, spring-loading, bullet dodging, or any other options dating practice, procedure or policy); and claims for breach of fiduciary duty, aiding and abetting a breach of fiduciary duty, abuse of control, breach of Semtech’s policies or procedures, waste of corporate assets, mismanagement, gross mismanagement, abuse of control, unjust enrichment, rescission, accounting constructive trust,

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insider trading, misappropriation of information, violations of federal or state law, money damages, or other relief related to the historic stock option granting practices.

(ii) Upon the Effective Date of the Stipulation, Plaintiffs, on behalf of themselves, their heirs, executors, administrators, successors and assigns, and Semtech’s current stockholders or any persons they represent, shall be deemed to have fully, finally and forever released, relinquished, and discharged, and shall forever be enjoined from prosecution of each of the Released Persons for the Released Claims.

(iii) Subject to the terms of the Separate Poe and Franz Release Agreement (Exhibit A), upon the Effective Date of the Stipulation, the Company, on behalf of itself and its shareholders and its successors and assigns, shall be deemed to have each fully, finally and forever released, relinquished and discharged, and shall forever be enjoined from prosecution of, each of the other Released Persons for the Released Claims; provided, however, that nothing set forth herein shall constitute a release by Semtech of any current or former director or officer from the responsibility or requirement, if any, to repay any advance of defense costs (including, but not limited to, attorneys’ fees) or other payments made by Semtech to defend against any Proceeding, other than the Derivative Actions. Semtech expressly reserves the right to seek such repayment in Proceedings other than the Derivative Actions if such repayment is required or permitted under Semtech’s articles of incorporation, by-laws, Delaware law, or any indemnification agreement, insurance policy, or similar agreement between Semtech, its insurers, and/or any such Individual Defendant or other current or former officer or director. Nothing set forth herein shall constitute a release by Semtech of rights to contribution or equitable indemnity in connection with the federal securities class actions currently pending in the Court styled as In re Semtech Corporation Securities Litigation, Case no. 2:07-cv-07114-CAS-(FMOx) and any related, subsequently filed Proceeding.

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At the same time, nothing set forth herein constitutes a waiver by the Individual Defendants of any right to advancement or indemnity required or permitted under Semtech’s articles of incorporation, by-laws, Delaware law, or any indemnification agreement, insurance policy, or similar agreement between Semtech, its insurers, and/or any such Individual Defendant or other current or former officer or director.

(iv) “Unknown Claims” means any and all settled claims which any Plaintiff, current Semtech stockholder or Semtech does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, which if known by him, her or it might have affected his her or its decision not to object to the Stipulation. With respect to the releases provided herein, the parties stipulate and agree that upon final approval, the Plaintiffs, each of the current Semtech stockholders and Semtech shall be deemed to have, and upon the Effective Date of the settlement, shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or any other state, sovereign or jurisdiction, or principle of common law which is similar, comparable, or equivalent to Cal. Civ. Code § 1542 which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(v) The term “Released Persons” shall mean Semtech, the Individual Defendants, and their predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, heirs, related or affiliated entities, each of their past or present officers, directors, employees, partners, attorneys, personal or legal representatives or spouses, any entity in which an

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Individual Defendant or Semtech has a controlling interest, any members of an Individual Defendant’s immediate family, any trust of which any Individual Defendant is the settlor or which is for the benefit of an Individual Defendant’s family, and all present and former officers, directors, and employees of Semtech’s current and former subsidiaries.

(vi) The term “Individual Defendants” shall mean all defendants named in any of the Derivative Actions whether or not claims are currently pending against them as a result of consolidation, namely, John D. Poe, John M. Baumann, Mark A. Drucker, Stewart Kelly, Glen M. Antle, Raymond Bregar, James P. Burra, Jason L. Carlson, David G. Franz, Jr., Rockell N. Hankin, Lawrence A. King, R. Nejo Necar, James T. Lindstrom, Mohan R. Maheswaran, Paul Peterson, John L. Piotrowski, Wylie J. Plummer, Jeffrey T. Pohlman, James T. Schraith, J. Michael Wilson, Allen Orbuch, Jack O. Vance, David I. Anderson, Kimberly J. Cuff, Suzanna Fabos, John T. Shaw, and Jean-Claude Zambelli.

(vii) The term “Proceeding” shall include within its meaning any threatened or actual action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing and any other proceeding (including any appeals from any of the foregoing) whether civil, criminal, administrative or investigative, except one initiated by an Individual Defendant to enforce indemnity rights.

(b) The Stipulation shall further provide for the release by Semtech on its behalf and on behalf of the Individual Defendants, of plaintiffs, Semtech shareholders, and their counsel from all claims arising out of, relating to, or in connection with the institution, prosecution, settlement or resolution of the Derivative Actions or the Released Claims.

(c) These releases shall not in any way impair or restrict the rights, if any, of the parties to enforce the terms of the settlement pursuant to this MOU or the Stipulation.

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5. The Stipulation shall contain the customary covenants to be agreed upon by the parties, including, among other things: (a) that all Individual Defendants have denied, and continue to deny, that they have committed or attempted to commit any violations of law or engaged in any wrongful acts alleged in the complaints filed in the Derivative Actions, or otherwise; (b) that the Individual Defendants are entering into the Stipulation because the proposed settlement would eliminate the burden, expense and risk associated with further litigation; (c) that the SLC believes the settlement is in the best interest of the Company; (d) that Plaintiffs’ counsel, having made a thorough investigation of the facts, believe that the proposed settlement is fair, reasonable and adequate and in the best interests of Semtech and its stockholders; (e) that neither the Stipulation nor any of its terms shall constitute an admission or finding of fact, wrongful conduct, acts or omissions and/or any violation of law on the part of any Defendant or to be admissible in any proceeding (other than one to enforce the terms of the Stipulation); (f) that judgment be entered in the Federal Court, dismissing the Federal Derivative Actions with prejudice and barring any claims that have been or might have been brought in any court or forum by Semtech or any Semtech’s stockholder on Semtech’s behalf relating to or arising out of allegations in the complaints filed in the Derivative Actions; and (g) that, following the entry or judgment in (f), the plaintiffs in the State Derivative Actions agree to dismiss, with prejudice, all claims in those actions.

6. If the Court grants preliminary approval of the settlement, Semtech shall provide any required notice of the proposed settlement. If notice of the Settlement to shareholders is required, Semtech shall be responsible for and shall pay all costs and expenses incident to such notice. Semtech will provide written notice, by mail, to shareholders of record at the time of preliminary approval.

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7. The parties to the Derivative Actions will present the Stipulation and related settlement documents to the Court for approval promptly upon execution of the Stipulation and will use their best efforts to obtain Court approval of the settlement and the dismissal of the Derivative Actions with prejudice as to all Released Claims and without costs to any party (other than counsel fees and expenses and the cost of notice as provided in ¶¶2 and 6 above).

8. Within five (5) business days after entry by the Court of an order and final judgment approving the settlement, the parties to the Consolidated State Actions shall jointly apply to the Superior Court for a dismissal with prejudice of the Consolidated State Actions, and shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements, to secure such dismissal with prejudice.

9. In the event that the Court shall ultimately approve the settlement, the Parties shall submit to the Court an order and final judgment directing consummation of the settlement, approving the terms and conditions of the settlement as described above, reserving jurisdiction over the effectuation of the settlement, providing for the payment of attorneys’ fees and expenses, as approved by the Court and as described above in ¶2, and barring and enjoining Plaintiffs and all other shareholders of the Company from litigating in this or any other action or proceeding any claims that are the subject of the settlement herein, and further providing for the releases stated above. A proposed order and final judgment shall be an exhibit to the Stipulation.

10. The settlement shall not become effective until the first date all of the following conditions have been satisfied (the “Effective Date”), unless one or more of the conditions is expressly waived in writing by counsel for each of the parties:

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(a) The negotiation and execution of the Stipulation in a form agreeable to the parties and such other documents as may be required;

(b) Approval by the Semtech’s SLC of the Stipulation;

(c) The entry of judgment by the Federal Court in the Consolidated Federal Actions dismissing with prejudice the Consolidated Federal Actions without awarding costs to any party except as provided in ¶¶2 and 6 (“Judgment of Dismissal with Prejudice”);

(d) The entry of judgment by the Court in the Consolidated State Actions approving the settlement and dismissing with prejudice the Consolidated State Actions without awarding costs to any party; and

(e) The judgments referred to in subparagraphs (c) and (d) above shall have become final and no longer subject to review, either by the expiration of the time for appeals therefrom with no appeals having been taken on or, if an appeal is taken and not dismissed, by the determination of the appeal by the highest court to which such appeal may be taken in such a manner as to permit the consummation of the settlement in accordance with the terms and conditions of the Stipulation. Any appeal only with respect to the award of attorneys’ fees and expenses shall not affect the Effective Date or finality of the settlement.

11. Defendants have denied, and continue to deny, any wrongdoing or any violation of federal or state law, and are entering into the MOU solely because the proposed settlement would eliminate the burden and expense of further litigation. The provisions contained in this MOU shall not be deemed or be offered or received in evidence as a presumption, a concession, or an admission by the defendants of any fault, liability, or wrongdoing, and, except as required to enforce this MOU or the settlement, they shall not be offered or received in evidence or otherwise used by the parties in

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the Derivative Actions or in any other civil, criminal, administrative or regulatory lawsuit, arbitration or other proceeding. The Stipulation shall contain disclaimers of liability by defendants.

12. The parties agree to request that the Court stay all proceedings in the Consolidated Federal Actions except as to the filing of the Stipulation and the Court’s preliminary and final approval of the settlement as set forth in the Stipulation.

13. While retaining their right to deny liability, the case is being settled voluntarily by the Lead Federal Plaintiff, the Lead State Plaintiff, and defendants after consultation with competent legal counsel. The releases between the parties will include releases of all counsel in the action.

14. The settlement described herein is subject to the approval of the Court. Except as provided in ¶¶2 and 6 above, should the settlement not receive final Court approval for any reason (including, but not limited to, by reason of reversal or modification on appeal or otherwise), this MOU shall be null and void and of no force and effect, and nothing herein shall be deemed to prejudice the position of any of the parties or any Released Persons with respect to the Derivative Actions or otherwise, and neither the existence of this MOU nor the facts of its existence nor any of the terms thereof or of the Stipulation, shall be admissible in evidence or shall be referred to for any purpose in the Derivative Actions or in any other litigation or the issuance of an Order.

15. The parties acknowledge that this MOU is entered into following substantial arm’s-length negotiations between the parties in an effort to resolve all claims that have been or could be asserted by Plaintiffs derivatively against defendants. This MOU shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, as each party acknowledges that all parties have contributed substantially and materially to the preparation of this MOU.

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16. This MOU may be modified or amended, or any of its conditions may be waived, only by a writing signed by counsel for the parties to this MOU. This MOU, however, shall be of no further force or effect upon execution of the Stipulation, which shall supersede the terms of this MOU.

17. Except as otherwise provided herein, this MOU shall be binding upon and shall inure to the benefit of the parties and their respective agents, successors, executors, heirs and assigns.

18. This MOU will be executed by counsel for the parties, each of whom represents and warrants that they have authority from their client(s) to enter into this MOU and bind their clients hereto. This MOU may be executed in counterparts by any of the signatories hereto, including by facsimile or e-mail, and as so executed shall constitute one agreement.

19. The parties agree to take all reasonable and necessary steps to expeditiously implement the terms of this MOU, including the filing of the Stipulation, and to complete the settlement.

20. This MOU and the settlement it contemplates shall be governed by and construed in accordance with the laws of California without regard to California’s conflict of laws rules. Any action concerning or arising out of this MOU, the Stipulation, or any aspect of the settlement, or to enforce any of the terms thereof, shall be presented to, determined by, and venued in the Federal Derivative Action Court, which shall retain jurisdiction over all such disputes.

DATED:	June 30, 2008	COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP TRAVIS E. DOWNS III JAMES I. JACONETTE BENNY C. GOODMAN III MARY LYNNE CALKINS

/s/ James I . Jaconette
JAMES I. JACONETTE

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655 West Broadway, Suite 1900 San Diego, CA 92101 Telephone: 619/231-1058 619/231-7423 (fax)

COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP SHAWN A. WILLIAMS MONIQUE C. WINKLER AELISH M. BAIG 100 Pine Street, Suite 2600 San Francisco, CA 94111 Telephone: 415/288-4545 415/288-4534 (fax)

Lead Counsel for Plaintiffs

CICCARELLO DEL GIUDICE & LAFON MICHAEL J. DEL GIUDICE TIMOTHY J. LAFON 1219 Virginia Street, East, Suite 100 Charleston, WV 25301 Telephone: 304/343-4440 304/343-4464 (fax)

Additional Counsel for Plaintiffs

ROBBINS UMEDA & FINK, LLP BRIAN J. ROBBINS FELIPE J. ARROYO 610 West Ash Street, Suite 1800 San Diego, CA 92101 Telephone: 619/525-3990 619/525-3991 (fax)

Attorneys for Plaintiff Manmohan S. Lamba

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DATED:	July 14, 2008	SCHIFFRIN, BARROWAY, TOPAZ & KESSLER LLP ERIC L. ZAGAR NICOLE T. BROWNING MICHAEL HYNES

/s/ Eric L. Zagar
ERIC L. ZAGAR

280 King of Prussia Road Radnor, PA 19087 Telephone: (610) 667-7706 Facsimile: (610) 667-7056

ROSMAN & GERMAIN LLP DANIEL L. GERMAIN 16311 Ventura Blvd., Suite 1200 Encino, CA 91436-2152 Telephone: (818) 788-0877 Facsimile: (818) 788-0885

Lead Counsel for Lead Plaintiff

DATED:	June 30, 2008	PAUL, HASTINGS, JANOFSKY & WALKER LLP CHRISTOPHER H. McGRATH COLLEEN E. HUSCHKE

/s/ Christopher H. McGrath
CHRISTOPHER H. McGRATH

3579 Valley Centre Drive San Diego, CA 92130 Telephone: 858/720-2500 858/720-2555 (fax)

Attorneys for Defendant Nominal Defendant Semtech Corporation

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SEPARATE POE AND FRANZ RELEASE AGREEMENT

EXHIBIT A TO MOU

WHEREAS, in March 2007, Semtech completed a rigorous and comprehensive ten-month process of investigating approximately 3,700 Semtech stock option grants occurring between January 30, 1995 and April 30, 2006, with respect to the option-granting process, accounting issues and related conduct by present and former officers and directors;

WHEREAS, this investigation was undertaken by management, and two separate independent committees of the Board of Directors: the Special Committee (“SC”), which investigated the stock option grant process and related accounting issues; and the Special Litigation Committee (“SLC”), which investigated Semtech’s claims against allegedly responsible persons, as well as the pending derivative litigation subject to the settlement as contained in the Memorandum of Understanding dated June 30, 2008 by and between Plaintiffs and Semtech (“MOU”);

WHEREAS, Semtech publicly reported in its Form10K/A filed on March 28, 2007, certain findings of the SC’s investigation;

WHEREAS, beginning in June 2006 a number of shareholder derivative actions were filed in federal court on behalf of nominal defendant Semtech against certain of the Company’s current and former directors and officers, including Poe and Franz, for alleged breaches of fiduciary duties in connection with the Company’s stock option granting practices and associated accounting which were subsequently consolidated pursuant to the Court’s Order dated July 26, 2006;

WHEREAS, beginning in May 2006 a number of shareholder derivative actions were filed in state court alleging claims for breaches of fiduciary duty and unjust enrichment against certain current and former directors and officers of Semtech, including Poe and Franz, which were subsequently consolidated pursuant to the Court’s Order dated July 28, 2006;

WHEREAS, in the SLC’s evaluation of these derivative claims the SLC also reviewed the significant challenges associated with any attempt to hold the Individual Defendants, including Poe and Franz, legally culpable, their available defenses, Semtech’s indemnification and advancement obligations, the formidable distraction to Semtech’s business going forward, and the substantial remedial measures already implemented that caused certain Individual Defendants to lose stock options and substantial income;

WHEREAS based upon this evaluation, the SLC determined that pursuing the lawsuits was not in the best interests of Semtech and that they should be terminated;

WHEREAS, Semtech has entered into an MOU and anticipates the entry and approval of the Stipulation of Settlement to settle the claims made in the Derivative Actions which will release all claims against it and the Individual Defendants in those actions;

NOW, THEREFORE, as a result of the foregoing and the negotiations among counsel for the parties, Poe and Franz and Semtech have agreed to enter into this Separate Settlement to release any claims they may have which arise out of or relate in any way to the Released Claims, the departure of Poe or Franz from Semtech, the actions of the SC and/or the SLC, or the expiration, termination, cancellation or repricing of stock options previously granted to Poe and Franz, on the terms and conditions set forth below (“Separate Settlement”):

1. Definitions:

(a) The definitions used herein are the same as those defined in the MOU,

unless otherwise defined.

(b) “Unknown Claims” means any and all settled claims which Poe and Franz, each of them, does not know or suspect to exist in his favor at the time of this release, which if known by him, might have affected his decision to enter into this settlement. With respect to the releases provided herein, Poe and Franz each stipulate and agree that upon final approval, he shall be deemed to have, and upon the Effective Date of the settlement, he shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or any other state, sovereign or jurisdiction, or principle of common law which is similar, comparable, or equivalent to Cal. Civ. Code § 1542 which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

2. Releases:

(a) Upon the Effective Date, Poe and Franz each shall be deemed to have each fully, finally and forever released, relinquished and discharged, and shall forever be enjoined from prosecution of, Semtech or any of its predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, heirs, related or affiliated entities, each of its past or present officers, directors, employees, partners, attorneys, personal or legal representatives, any entity in which Semtech has a controlling interest, and all present and former officers, directors, and employees of Semtech’s current and former subsidiaries for any and all claims of relief, demands, obligations, suits, actions, rights, causes of action, or liabilities whatsoever, whether known or Unknown Claims or claims suspected to exist, whether based on federal, state or local statutory or common law or any other law, rule or regulation, that have been or could have been asserted which arise out of or relate in any way to the Released Claims, the departure of Poe or

Franz from Semtech, the actions of the SC and/or the SLC, or the expiration, termination, cancellation or repricing of stock options previously granted to Poe and Franz.

(b) Nothing herein, however, shall constitute a release by Poe or Franz of Semtech and/or its insurers from the responsibility or requirement, if any, to advance legal expenses to, indemnify or insure him, in any Proceeding, if such shall be required or permitted under Semtech’s articles of incorporation, by-laws, Delaware law, or any indemnification agreement (including, without limitation, that certain Indemnification Agreement entered into as of April 14, 2005 between Semtech and Poe and that certain Indemnification Agreement entered into as of April 14, 2005 between Semtech and Franz), insurance policy, or similar agreement between Semtech, its insurers, and/or Poe and Franz.

(c) Semtech further agrees that Poe may continue his ongoing participation in the Company’s group health insurance plan, provided that he makes the required payments, until he reaches 65 years of age.

3. The settlement described herein is an integral part of the MOU and the subsequent Stipulation of Settlement which is subject to the approval of the Court. As described more fully in the MOU, except as provided in ¶ 2 of the MOU, should the settlement not receive final Court approval for any reason (including, but not limited to, by reason of reversal or modification on appeal or otherwise), this Separate Settlement shall be null and void and of no force and effect, and nothing herein shall be deemed to prejudice the position of Semtech, Poe or Franz, and neither the existence of this Separate Settlement nor the fact of its existence nor any of the terms thereof, shall be admissible in evidence or shall be referred to for any purpose in the Derivative Actions or in any other litigation or the issuance of an Order.

4. The parties acknowledge that this Separate Settlement is entered into following substantial arm’s-length negotiations between Poe and Franz, each individually, on the one hand, and Semtech, on the other hand, in an effort to resolve all claims that have been or could be asserted relating to relate in any way to the Released Claims, the departure of Poe or Franz from Semtech, the actions of the SC and/or the SLC, or the expiration, termination, cancellation or repricing of stock options previously granted to Poe and Franz. This Separate Settlement shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, as each party acknowledges that all parties have contributed substantially and materially to the preparation of this Separate Settlement.

5. This Separate Settlement may be modified or amended, or any of its conditions may be waived, only by a writing signed by the parties to this Separate Settlement. This Separate Settlement shall become an Exhibit to the Stipulation of Settlement which shall supersede the terms of the MOU.

6. Except as otherwise provided herein, this Separate Settlement shall be binding upon and shall inure to the benefit of the parties and their respective agents, successors, executors, heirs and assigns.

7. This Separate Settlement may be executed in counterparts by any of the signatories hereto, including by facsimile or e-mail, and as so executed shall constitute one agreement.

8. The parties agree to take all reasonable and necessary steps to implement expeditiously the terms of this Separate Settlement, including finalizing the terms of the MOU, and the filing of the Stipulation of Settlement, in order to complete the settlement.

9. This Separate Settlement and the settlement it contemplates shall be governed by and construed in accordance with the laws of California without regard to California’s conflict of laws rules. Any action concerning or arising out of this Separate Settlement, or to enforce any of the terms thereof, shall be presented to, determined by, and venued in the Federal Derivative Action Court, which shall retain jurisdiction over all such disputes.

Dated: July 3, 2008	By:	/s/ Mohan Maheswaran
Semtech Corporation
Mohan Maheswaran
President and Chief Executive Officer

Dated: July 1, 2008	By:	/s/ John D. Poe
John D. Poe

Dated: July 7, 2008	By:	/s/ David G. Franz
David G. Franz

AGREED AS TO FORM:

PAUL, HASTINGS, JANOFSKY & WALKER LLP

Dated: July 14, 2008	By:	/s/ Christopher H. McGrath
Christopher H. McGrath
Attorneys for Semtech Corporation

MUNGER, TOLLES & OLSON LLP

Dated: July 8, 2008	By:	/s/ Bart H. Williams
Bart H. Williams
Attorneys for John D. Poe

HOWREY LLP

Dated: July 8, 2008	By:	/s/ Robert E. Gooding, Jr.
Robert E. Gooding, Jr.
Attorneys for John D. Poe

DLA PIPER US LLP

Dated: July 10, 2008	By:	/s/ Robert W. Brownlie
Robert W. Brownlie
Attorneys for David G. Franz

Certain Stock Option Cancellation, Repricing And Corporate Governance Reforms

EXHIBIT B TO MOU

With respect to Messrs. Poe and Franz, the Company confirms that 1,340,333 unexercised stock options were canceled and 240,000 unexercised stock options have been repriced as follows:

1.	The Special Litigation Committee directed management to cancel and rescind all of the outstanding options held by Poe, which amount to 1,200,333 options on a split-adjusted basis, and management has done so. Approximately 19% of the cancelled options had intrinsic value and 81% of the cancelled options had no intrinsic value. As of March 6, 2007 these options had a realizable value of $7,724,818.

2.	The Special Litigation Committee directed management to cancel one of the Franz grants and to reprice the remainder of his outstanding vested options.

(a)	Management canceled 140,000 stock options granted to Franz which had a value of $1,402,800 as of March 6, 2007. The Company observes that these stock options had already lapsed under applicable award agreement rules.

(b)	Management repriced 240,000 options (split-adjusted) that were granted to Franz under one of the Company’s prior option plans, such that the intrinsic value associated with the options and equal to $307,200 cannot be realized by Franz.

The Company has adopted the following corporate governance and internal control measures:

1.	In September 2006, management engaged Radford Surveys & Consulting (“Radford”) to gather information on stock option best practices and provide a report of its findings. Upon receipt of Radford’s report, the best practices set forth therein were compared to the Company’s practices during fiscal year 2006. The comparison also took into account the Special Committee’s recommended remedial measures, which in many cases were the same as or similar to the reported best practices. After assessing its current practices against these criteria, the Company identified improvements to be made and items for further evaluation.

2.	In October 2006, the Company changed the manner in which the fair market value for setting the exercise price of stock options is determined. The Company

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changed from its convention of using the closing price on the day prior to the grant to using the closing price on the day of the grant.

3.	In March 2007, the Compensation Committee adopted new procedures for equity awards. These procedures, developed with the assistance of outside counsel, were further revised in April 2008 and include the following provisions regarding grants:

(a)	Equity awards are made at regularly scheduled Compensation Committee meetings, which are scheduled on or about the start of each fiscal year. Once scheduled, the dates of Compensation Committee meetings may not be changed without full Board approval.

(b)	Equity awards will not be approved by written consent.

(c)	New hire grants are made at the next regularly scheduled Compensation Committee meeting that occurs more than two weeks after the employee’s commencement of employment

(d)	For grants to continuing employees, no changes are permitted to the proposed list of grants in the one week period that precedes the regularly scheduled Compensation Committee meeting at which the awards will be made.

(e)	At each meeting at which equity awards are approved, the Chair of the Compensation Committee signs the approved list and each page of names and equity award amounts. The original list is maintained in the Compensation Committee minute book.

(f)	Entry of data from the approved list into the computerized equity database, is reviewed by internal audit and the results are shared with the Audit and Compensation Committees. Any discrepancies are to be reported no later than the next regularly scheduled meeting of each Committee.

4.	The Company has provided additional training for personnel in areas associated with stock option granting processes to increase competency levels.

5.	In October 2006, the Company added two new independent directors to provide additional expertise and make additional advisory resources available to the Board and management. These directors comprised the Special Litigation Committee, which the Company also created at that time.

6.	In October 2006, the Board added governance functions to the existing Nominating Committee. In May 2007, the committee’s charter was revised to add the governance functions.

7.	In June 2007, the Board revised its Director Education Policy by determining that each Director be required to attend a director education event at least every two

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years. During the discussions of this requirement, the Chairman of the Board emphasized that more frequent education on relevant topics is encouraged.

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